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                     December 7, 2020

       Seng Yeap Kok
       Chief Executive Officer
       Exsular Financial Group Inc.
       Room 1105, 11/F, Hip Kwan Commercial Building
       No.38 Pitt Street
       Yau Ma Tei, KLN, Hong Kong

                                                        Re: Exsular Financial
Group Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10
                                                            Filed November 23,
2020
                                                            File No. 000-56219

       Dear Mr. Kok:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              William B. Barnett